EXHIBIT 4.4

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Corporation:	EMPHASYS MEDICAL, INC., a Delaware Corporation
Number of Shares:	30,000
Class of Stock:	Series A Preferred Stock
Initial Exercise Price:	$1.00 per share
Issue Date:	March 7, 2001
Expiration Date:	March 7, 2008 (Subject to Article 4.1)

THIS WARRANT CERTIFIES THAT, in consideration of the payment of $1.00 and for other good and valuable consideration, IMPERIAL BANK or its assignee (“Holder”) is entitled to purchase the number of fully paid and nonsasessable shares of the class of securities (the “Shares”) of the corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.

1.3 Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the average closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the five trading days immediately before the date on which Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of the Shares as determined by such investment banking firm is greater than that determined by the Board of Directors by ten percent (10%), then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant: has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

1.6 Repurchase on Sale Merger, or Consolidation of the Company.

1.6.1 “Acquisition.” For the purpose of this warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or any reorganization, consolidation, or merger of the Company or other transaction or series of related transactions where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.6.2 Assumption of Warrant. If upon the closing of any Acquisition the successor entity assumes the obligations of this warrant, then this warrant shall be exercisable for the same securities, cash, and properly as would be payable for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of this warrant.

1.6.3 Nonassumption. If upon the closing of any Acquisition the successor entity does not assume the obligations of this warrant and Holder has not otherwise exercised this warrant in full, then this warrant shall be deemed to have been automatically converted pursuant to Section 1.2 and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company.

1.7 No Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of exercise, as determined pursuant to Section 1.3.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Articles of Incorporation upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

2.4 Adjustments for Diluting Issuances. The number of shares of Common Stock into which the Shares are convertible shall be subject to adjustment, from time to time, in the manner set forth on Exhibit A, if attached, in the event of Diluting Issuances (as defined on Exhibit A).

2.5 No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. If the Company takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder’s rights under this warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this warrant is unchanged.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a) The price per share paid by investors in the Company’s most recent sale of Series A Preferred Stock was $1.00.

(b) All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance in accordance with the terms of this warrant, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c) The Company’s capitalization table attached to this warrant is true and complete as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (1)) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; or (d) to consummate an Acquisition, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

3.3 Information Rights. So long as the Holder holds this warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques to the shareholders of the Company, (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

ARTICLE 3A. REPRESENTATIONS AND COVENANTS OF HOLDER.

3A.1 Representations and Covenants of Holder. Holder hereby represents to the Company as follows:

(a) Holder is acquiring the Shares and the Common Stock, if any, issuable upon conversion of the Shares (collectively, the “Securities”) for its own account (or that of its affiliates) for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Securities Act”).

(b) Holder understands that the Securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of its investment intent as expressed herein. In this connection, Holder understands that, in the view of the Securities and Exchange Commission (the “SEC”), the statutory basis for such exemption may be unavailable if its representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increased or decrease in the market price of the Securities or for a period of one year or any other fixed period in the future.

(c) Holder is aware of the provisions of Rule 144, promulgated under the Securities Act, which in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including, among other things: the availability of certain public information about the Company; the resale occurring not less than the minimum holding period (as defined in Rule 144) after the Securities were purchased and paid for; the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein.

(d) Holder further understands that at the time the undersigned wishes to sell the Securities there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, the undersigned would be precluded from selling the Securities under Rule 144 even if the one-year minimum holding period had been satisfied.

(e) Holder further understands that in the event all of the requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(f) Holder hereby agrees that, during the period (not to exceed 180 days) specified by the Company and the managing underwriter of Common Stock or other securities of the Company, following the effective date of the Company’s first registration statement filed and declared effective under the Securities Act for the sale of its securities to the public, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Securities of Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period, and Holder agrees that, if so requested, such Holder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this paragraph (f). Notwithstanding the foregoing, the obligations set forth in this paragraph (f) shall (i) apply only if all officers, directors and three percent or greater securityholders of the Company enter into similar agreements, (ii) be applicable only to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering and (iii) not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

ARTICLE 4. MISCELLANEOUS.

4.1 Term. This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company’s initial public offering. If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

4.2 Legends. This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

4.3 Compliance with Securities Laws on Transfer. This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company). The Company shall not require Holder to provide an opinion of counsel (i) if the transfer is to an affiliate of Holder, in which case Holder shall provide such information and certify such facts regarding the transfer as may be reasonably requested by the Company or its counsel to ensure that the transfer complies with applicable securities laws or (ii) if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

4.4 Transfer Procedure. Subject to the provisions of Section 4.3, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may at any time transfer all or part of this warrant to its affiliates, including, without limitation, Imperial Bancorp, and such affiliate shall then be entitled to all the rights of Holder under this warrant and any related agreements, and the Company shall cooperate filly in ensuring that any stock issued upon exercise of this warrant is issued in the name of the affiliate that exercises the warrant. Holder shall provide notice to the Company within a reasonable period of time after any such transfer. The terms and conditions of this warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns. Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this warrant to any person who directly competes with the Company.

4.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to the Holder shall be addressed as follows:

Imperial Bank
Attn: Controllers Department
P.O. Box 92991
Los Angeles, CA 90009-2991

with a copy to:

Imperial Bank
Attn: Warrant Administrator
Special Markets Division
P.O. Box 7279
San Francisco, CA 94120-7279

4.6 Waiver. This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8 Governing Law. This warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

EMPHASYS MEDICAL, INC.

By:	/s/ John McCutcheon
Name:	John McCutcheon
Title:	President and Chief Executive Officer

By:
Name:
Title:

Authorized signatories under Corporate Resolutions to Borrow or an authorized signer(s) under a resolution covering warrants must sign the warrant.

APPENDIX I

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase                              shares of the                              of EMPHASYS MEDICAL, INC. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

1. The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant. This conversion is exercised with respect to                              of the shares covered by the warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Imperial Bank

Attn: Controllers Department

P.O. Box 92991

Los Angeles, CA 90009

Or Registered Assignee

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

IMPERIAL BANK or Registered Assignee

(Signature)

(Date)

EXHIBIT A

Anti-Dilution Provisions

(For Preferred Stock Warrants With Existing Anti-Dilution Protection)

In the event of the issuance (a “Diluting Issuance”) by the Company, after the Issue Date of the warrant, of securities at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with Article IV, Section 4(d) of the Company’s Amended and Restated Certificate of Incorporation which apply to Diluting Issuances (the “Provisions”).

The Company agrees that the Provisions shall not he amended, waived or terminated without Holder’s prior written consent, if such amendment, waiver or termination would adversely affect the Shares in a manner different from that of the outstanding shares of the Company’s Series A Preferred Stock.

Under no circumstances shall the aggregate Warrant Price payable by the Holder upon exercise of the warrant increase as a result of any adjustment arising from a Diluting Issuance.